Exhibit 10.3

LOAN AGREEMENT

THIS AGREEMENT is made and entered into at Colombo in the Democratic Socialist Republic of Sri Lanka on this 16th day of July Two Thousand and Ten (2010).

By and Between

Muhunthan Canagsooryam of No 12, Palm Grove, Colombo 03, in the Democratic Socialist Republic of Sri Lanka (hereinafter referred to as the “Lender” which term or expression shall where the context so admits or requires mean and include the said Muhunthan Canagasooryam, his successors and permitted assigns) of the First Part.

And

Duo Software Private Limited, a company duly incorporated in Sri Lanka under the Companies Act No. 7 of 2007, and having its Registered Office and Principal Place of Business at Level 6, No. 403, Gale Rd, Colombo 03, Sri Lanka in the Democratic Socialist Republic of Sri Lanka (hereinafter referred to as the “Company” which term or expression shall where the context so admits or requires mean and include the said Duo Software (Pvt.) Ltd, its successors and permitted assigns) of the Second Part.

WHEREAS

1.	The Company is engaged in the business of developing and marketing software for Subscriber Management and billing, and Customer Lifecycle Management Services.

2.	The Company requires funds to invest in the final stages of product development and distribution.

Now this agreement witnesseth and it is hereby mutually agreed by and between the parties hereto as follows;

1. Principal Facility Amount

The Company agrees to borrow from the Lender and the Lender agrees to provide to the Company, a total amount of Sri Lankan Rupees One hundred and three million, three hundred and fifty two thousand, nine hundred and fifty six (Rs. 103,352,956/-) (Hereinafter referred to as “the Principal Facility”), subject to the terms and conditions stipulated hereinafter.

2. Interest

The rate of interest on the Principal Facility shall be Zero (0%) per annum.

3. Repayment

The Company shall repay the Principal Facility upon either accumulating profits sufficient to repay the loan or upon rising equity capital, whichever occurs first. However, the Lender may consider extension of repayment period on his own discretion.

4. Representations and Warranties

Each party to this Agreement represents and warrants to each other party that:

(a)	it has full power, authority and capacity to enter into and perform its obligations under this Agreement;

(b)	the execution, delivery and performance of this Agreement by it has been duly and validly authorized;

(c)	this Agreement constitutes the legal, valid, binding and enforceable obligation of such party; and

(d)	the execution, delivery and performance of this Agreement by it does not violate its Memorandum and Articles of Association, certificate of incorporation, by-laws or other comparable charter document or any provision of any law, regulation, order or decree applicable to it.

5. General Conditions

i).	The Company shall inform the Lender forthwith of any material changes that may affect the Lender.

ii).	The Lender reserves the right to withdraw the Facility in the event of any change in circumstances including but not limited to material change in controlling ownership/management of the Company.

iii).	The Lender reserves the right to alter and/or restructure the various limits detailed above herein.

iv).	The Lender reserves the right to review at its sole discretion, the Facility hereunder from time to time and discontinue or vary the terms and conditions relating thereto including but not limited to the rate of interest.

v).	Notwithstanding the term or the period specified for which this Facility was granted, the said Facility is repayable by the Company at any time on demand of the Lender without previous notice to the Company.

vi).	All expenses, stamp duty, legal and other charges that may arise in this connection shall be borne by the Company.

6. Amendment and Modification

The Company shall not amend or modify any provision of this Agreement unless first obtaining the written approval from the Lender.

7. Waiver

No breach of any provision of this Agreement shall be deemed waived unless it is waived in writing. No course of dealing and no delay on the part of the Lender in exercising any right will operate as a waiver thereof or otherwise prejudice the Lender’s rights, powers or remedies under this Agreement. No right, power or remedy conferred by this Agreement upon the Lender will be exclusive of any other rights, power or remedy now or hereafter available at law, in equity, by statute or otherwise.

8. Severability of Provisions

In the event that any provision of this Agreement is deemed unenforceable, all other provisions of this Agreement shall remain in full force and effect.

9. Entire Agreement

This Agreement shall constitute the complete and entire agreement between the Parties and supersede all prior understandings, arrangements, correspondence or agreements concerning the subject matter herein.

10. Governing Law

This Agreement shall be construed, interpreted and governed by the laws of Sri Lanka and its courts shall have exclusive jurisdiction in any matter arising out of or in connection with this Agreement.

IN WITNESS WHEREOF Muhunthan Canagasooryam and Duo Software (Pvt.) Ltd., have set their respective hands hereunto and to one other of the same tenor and on the date as hereinbefore mentioned on the first page of this Agreement.

Signed by:

Muhunthan Canagasooryam		Duo Software Private Limited

By:	/s/ Muhunthan Canagasooryam	By:	/s/ Jennifer Samuel
Name:	Muhunthan Canagasooryam	Name:	Jennifer Samuel
		Title:	Chief Finance Officer

Witness:

By:	/s/ R.S. Ruwani	By:	/s/ Safras Muhamed
Name:	R.S. Ruwani	Name:	Safras Muhamed